Exhibit 11

                   Motorola, Inc. and Consolidated Subsidiaries
                  Primary and Fully Diluted Earnings Per Common
                          and Common Equivalent Share
                Three Months Ended June 29, 1996 and July 1, 1995
                     (In millions, except per share amounts)

                                               Three Months Ended
                                               June 29,   July 1,
                                                 1996       1995

Net Income                                     $   326    $   481
Add:
Interest on Zero coupon notes due 2009
    and 2013, net of tax and effect of
    executive incentive and employee
    profit sharing plans                             1           1
Adjusted net income                            $   327     $   482

EARNINGS PER COMMON AND COMMON EQUIVALENT
   SHARE - PRIMARY:

Weighted average common shares outstanding       592.0       588.7
Common equivalent shares:
    Stock options                                 10.4        12.3
    Zero coupon notes due 2009 and 2013            6.7         7.3
Common and common equivalent
    shares - primary (in millions)               609.1       608.3

Net earnings per share - primary               $   .54     $   .80

EARNINGS PER COMMON AND COMMON EQUIVALENT
   SHARE - FULLY DILUTED:

Weighted average common shares outstanding       592.0       588.7
Common equivalent shares:
    Stock options                                 10.9        13.2
    Zero coupon notes due 2009 and 2013            6.7         7.3
Common and common equivalent
    shares - fully diluted (in millions)         609.6       609.2

Net earnings per share - fully diluted         $   .54     $   .79